Exhibit 10.12

5000 Executive Parkway, Ste 520, San Ramon, CA 94583, United States	Tel: 650.523.5000 www.griddynamics.com

GRID DYNAMICS INTERNATIONAL, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) entered into by and between Grid Dynamics International, Inc. (the “Company”), and Yury Gryzlov (“Executive”) dated as of January 24, 2020, is effective as of the “closing” under that certain Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Company, ChaSerg Technology Acquisition Corp., Automated Systems Holdings Limited and certain other parties thereto (with such “closing” under the Merger Agreement constituting the “Effective Date”). If the Merger Agreement is terminated without the “closing” occurring thereunder, this Agreement shall be void and of no further force and effect. This Agreement supersedes in its entirety the Employment Agreements between Grid Dynamics International, Inc. and Executive dated March 31, 2017, as amended, and November 8, 2019.

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will serve as the Company’s Senior Vice President of Operations. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Chief Executive Officer or his or her designee.

(b) Obligations. During the Employment Term (defined below), Executive will perform Executive’s duties faithfully and to the best of his ability and devote his full business efforts and time to the Company. Executive acknowledges during Executive's employment with Company, that Executive will not, without prior written approval of Company: (a) engage in any activity competitive or adverse to Company's business or welfare, whether alone, as a partner, or as an officer, director, executive, shareholder, employee, or consultant of any other entity, or (b) undertake planning for the organization of any business activity competitive with Company or combine or conspire with other employees or representatives of Company for the purposes of organizing any such competitive business. Nothing contained in this Section 1(b) shall prevent Executive from making passive personal investments, or engaging in other businesses or serving on boards of directors, which do not violate this Section 1(b) or materially interfere with the services rendered under this Agreement, as determined in the sole discretion of the Board. Executive further agrees to comply with all Company policies, including, for the avoidance of any doubt, any insider trading policies and compensation clawback policies currently in existence or that may be adopted by the Company during the Employment Term.

2. Term of Agreement. This Agreement will have an initial term of four (4) years commencing on the Effective Date (the “Initial Term”). Commencing on the four (4) year anniversary of the Effective Date and on each one (1) year anniversary thereafter, this Agreement will renew automatically for additional, one (1) year terms (each, an “Additional Term”) unless either party provides the other party with written notice of nonrenewal at least ninety (90) days prior to the date of automatic renewal. Notwithstanding the foregoing, if a Change of Control occurs during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the date of the Change of Control. If Executive becomes entitled to the benefits under Section 8 of this Agreement, then the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied. The period of Executive’s employment under this Agreement, including the Initial Term and each applicable Additional Term, is referred to herein as the “Employment Term.”

5000 Executive Parkway, Ste 520, San Ramon, CA 94583, United States	Tel: 650.523.5000 www.griddynamics.com

3. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $250,000.00 as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Company shall review the amount of the Base Salary from time to time, but shall not be required to increase the Base Salary.

(b) Bonus. Executive may be eligible to receive additional incentive-based compensation or bonuses, in Company's sole discretion, which may be subject to the financial and individual goals and other performance criteria of Company. The Company anticipates that, if Executive is awarded a full bonus based on the Company's determination of financial and individual goals, the bonus will be up to $125,000.00 annually or $31,250.00 quarterly. The Company will determine bonus eligibility each fiscal quarter, and any awarded bonus will be paid within sixty (60) days of the end of each fiscal quarter. Eligibility for any bonus is dependent upon Executive's continued employment with the Company on the date the bonus is to be paid. The Company shall review the amount of potential bonus from time to time, but shall not be required to increase the potential bonus.

(c) Equity.

(i) Initial Grants. At the first meeting of the Board following the Effective Date, it will be recommended that Executive be granted 129,500 restricted stock units, 129,500 performance-based restricted stock units and 140,000 stock options (the “Initial Awards”). Each Initial Award will vest as to 1/4th of the shares subject to the award on the one year anniversary of the vesting commencement date and 1/16th of the shares subject to the award on a quarterly basis thereafter, subject to Executive’s continued service through each vesting date. The Initial Award of performance-based restricted stock units also will be subject to vesting based on achievement of Company performance objectives to be determined by the Company. The Initial Awards will be subject to the terms, definitions and provisions of the Company’s 2020 Equity Incentive Plan (the “Equity Plan”) and form of award agreement thereunder.

5000 Executive Parkway, Ste 520, San Ramon, CA 94583, United States	Tel: 650.523.5000 www.griddynamics.com

(ii) Discretionary Awards. Executive also may be eligible to receive additional Company equity awards in the discretion of the Board (or the Compensation Committee of the Board, as applicable) to reward extraordinary performance or for achievement of stretch financial performance objectives under individual incentive agreements for very strong performance of the Company.

(iii) Change of Control. In the event the Company is subject to a Change of Control, all Equity Awards (or portions thereof) that are not assumed or substituted by the successor corporation, as determined under the Equity Plan, will become fully vested and exercisable and all restrictions on such awards of restricted stock or restricted stock units will lapse. Equity Awards will not be deemed assumed or substituted and will become fully vested and exercisable in a Change of Control if the awards are amended or modified in any manner that is adverse to the Executive (e.g., less favorable vesting terms) without Executive’s written consent.

5. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executives of the Company to the extent Executive meets the eligibility requirements for each individual plan or program. Such benefits currently include, but are not limited to, medical, dental, vision, disability, 401(k) plan participation and supplemental medical insurance (Armada Care or similar arrangement). The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

6. Vacation. Executive will be entitled to accrue up to twenty (20) days paid annual vacation in accordance with the Company policy as effect from time to time, including eligibility for any policy subsequently adopted for Company senior executives.

7. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5000 Executive Parkway, Ste 520, San Ramon, CA 94583, United States	Tel: 650.523.5000 www.griddynamics.com

8. Severance Benefits.

(a) Qualified Termination Outside the Change of Control Period. If, outside the Change of Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, other than for Cause, death or Disability, or Executive resigns from such employment for Good Reason, then, subject to Section 9, Executive will receive the following severance benefits:

(i) Salary Severance. Continuing payments of Executive’s Base Salary, as in effect immediately prior to Executive’s termination of employment (or, if higher, immediately prior to reduction of Executive’s Base Salary described in clause (ii) of the definition of Good Reason below), for 12 months from the termination date, paid in accordance with the Company’s regular payroll procedures.

(ii) Bonus Severance. A lump-sum payment equal to 50% of Executive’s current annual maximum bonus target amount.

(iii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents until the earlier of (A) a period of 12 months from the date of Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to 12 payments. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(iv) Equity. Immediate vesting of all then-outstanding unvested Company Equity Awards that would have vested had Executive had Executive continued employment with the Company for an additional period of one year. If, however, an outstanding Equity Award is to vest and/or the amount of the Equity Award to vest during such one year period is to be determined based on the achievement of performance criteria, then the Equity Award will be deemed to vest assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

5000 Executive Parkway, Ste 520, San Ramon, CA 94583, United States	Tel: 650.523.5000 www.griddynamics.com

(b) Qualified Termination within the Change of Control Period. If, within the Change of Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, other than for Cause, death or Disability, or Executive resigns from such employment for Good Reason, then, subject to Section 9, Executive will receive the following severance benefits from the Company:

(i) Salary Severance. A lump sum severance payment equal to 12 months of Executive’s Base Salary, as in effect immediately prior to Executives termination of employment (or, if higher, as in effect immediately prior to reduction of Executive’s Base Salary described in clause (ii) of the definition of Good Reason), which will be paid in accordance with the Company’s regular payroll procedures. For the avoidance of doubt, if (A) Executive incurred a termination prior to a Change of Control that qualifies Executive for severance payments under Section 8(a)(i); and (B) a Change of Control occurs within the three (3)-month period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 8(b)(i), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 8(b)(i), less amounts already paid under Section 8(a)(i).

(ii) Bonus Severance. A lump-sum payment equal to 50% of Executive’s current annual target bonus amount.

(iii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents until the earlier of (A) a period of 12 months from the date of Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COC COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COC COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to 12 payments. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

5000 Executive Parkway, Ste 520, San Ramon, CA 94583, United States	Tel: 650.523.5000 www.griddynamics.com

(iv) Equity. Vesting acceleration of one hundred percent (100%) of Executive’s outstanding unvested Equity Awards on the date of Executive’s termination. If, however, an outstanding Equity Award is to vest and/or the amount of the Equity Award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

(c) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company or its Affiliates terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e) Accrued Compensation. For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company or its Affiliates, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(f) Transfer between the Company and Affiliates. For purposes of this Section 8, if Executive’s employment with the Company or one of its Affiliates terminates, Executive will not be determined to have been terminated without Cause, provided Executive continues to remain employed by the Company or one of its Affiliates (e.g., upon transfer from on Affiliate to another); provided, however, that the parties understand and acknowledge that any such termination could potentially result in Executive’s ability to resign for Good Reason.

(g) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company or its Affiliates, the provisions of this Section 8 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 8.

5000 Executive Parkway, Ste 520, San Ramon, CA 94583, United States	Tel: 650.523.5000 www.griddynamics.com

9. Conditions to Receipt of Severance.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Sections 8(a) or (b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. Except as required by Section 9(b), any installment payments that would have been made to Executive prior to the Release becoming effective and irrevocable but for the preceding sentence will be paid to Executive on the first regularly scheduled Company payroll date following the date the Release becomes effective and irrevocable, and the remaining payments will be made as provided in the Agreement.

(b) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 9(b)(iii). Except as required by Section 9(b)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement. In no event will Executive have discretion to determine the taxable year of payment for any Deferred Payments.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

5000 Executive Parkway, Ste 520, San Ramon, CA 94583, United States	Tel: 650.523.5000 www.griddynamics.com

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments.

(vi) The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

10. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 8 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (iii) cancellation of accelerated vesting of equity awards; or (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

5000 Executive Parkway, Ste 520, San Ramon, CA 94583, United States	Tel: 650.523.5000 www.griddynamics.com

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 will be made in writing by a nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) immediately prior to Change of Control, whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 10. Notwithstanding the foregoing, this Section 10 shall not apply to payments or benefits resulting from the consummation of the Merger, whether under this Agreement or otherwise, for which the Executive is entitled to indemnification under the terms of the Indemnification Agreement entered into by the Company and Executive as of the date hereof.

11. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Affiliate. “Affiliate” means the Company and any other parent or subsidiary corporation of the Company, as such terms are defined in Section 424(e) and the Code.

(b) Cause. “Cause” means (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to perform his employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

(c) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

5000 Executive Parkway, Ste 520, San Ramon, CA 94583, United States	Tel: 650.523.5000 www.griddynamics.com

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d) Change of Control Period. “Change of Control Period” means the period beginning on the date three (3) months prior to, and ending on the date that is twelve (12) months following, a Change of Control.

(e) Code. “Code” means the Internal Revenue Code of 1986, as amended.

5000 Executive Parkway, Ste 520, San Ramon, CA 94583, United States	Tel: 650.523.5000 www.griddynamics.com

(f) Deferred Payment. “Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

(g) Disability. “Disability” means that the Employee has been unable to perform Executive’s Company duties as the result of Executive’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement or 180 days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(h) Equity Awards. “Equity Awards” means Executive’s outstanding Company stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

(i) Good Reason. “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material diminution of Executive’s authority, duties or responsibilities relative to Executive’s authority, duties or responsibilities in effect immediately prior to such diminution; provided, however, that a reduction in the Executive’s authority, duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (for example, if the Executive is employed by the Company with substantially the same responsibilities with respect to the Company’s business that Executive had immediately prior to the Change of Control regardless of whether Executive’s title is revised to reflect Executive’s placement within the overall corporate hierarchy or whether Executive provides services to a subsidiary, affiliate, business unit or otherwise) shall not constitute Good Reason; (ii) a material reduction by the Company in the base compensation of the Executive as in effect immediately prior to such reduction, with a reduction of more than ten percent (10%) to be deemed material for such purposes; (iii) a material change in the location of Executive’s principal place of work, provided that a relocation of less than fifty five (55) miles from Executive’s then-current work location shall not be deemed material; or (iv) any other action that constitutes a material breach by the Company of its obligations to Executive under this Agreement. Executive’s resignation will not be deemed to be for Good Reason unless Executive has first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.

5000 Executive Parkway, Ste 520, San Ramon, CA 94583, United States	Tel: 650.523.5000 www.griddynamics.com

(j) Proprietary Information and Inventions Agreement. “Proprietary Information and Inventions Agreement” means the Proprietary Information and Inventions Agreement entered into previously by the Executive and the Company.

(k) Section 409A. “Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

(l) Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

12. Proprietary Information and Inventions Agreement. Executive agrees to continue to follow and comply with the terms and conditions of the Proprietary Information and Inventions Agreement.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Grid Dynamics International, Inc.

Attn: Leonard Livschitz, Chief Executive Officer

Grid Dynamics, 5000 Executive Parkway, Ste 520,

San Ramon, CA 94583, Unites States of America

5000 Executive Parkway, Ste 520, San Ramon, CA 94583, United States	Tel: 650.523.5000 www.griddynamics.com

If to Executive:

Yury Gryzlov

at the last residential address known by the Company.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16. Integration. This Agreement, the Proprietary Information and Inventions Agreement and Executive’s outstanding Equity Award agreements represents the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

5000 Executive Parkway, Ste 520, San Ramon, CA 94583, United States	Tel: 650.523.5000 www.griddynamics.com

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year set forth below.

COMPANY:

GRID DYNAMICS INTERNATIONAL, INC.

Signature:	/s/ Leonard Livschitz
By:	Leonard Livschitz
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Yury Gryzlov
Yury Gryzlov

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]